East Tennessee Materials & Energy Corporation
Promissory Note

$3,673,732.56 Oak Ridge, Tennessee                                              Oak Ridge, Tennessee
                                                                                                                                    June 7, 2001

For value received, East Tennessee Energy & Materials Corporation (M & EC) promises to pay Performance Development Corporation (PDC), the sum of Three Million Six Hundred Seventy Three Thousand Seven Hundred Thirty Two Dollars and Fifty Six Cents ($3,673,732.56), together with variable interest on the unpaid balance beginning May 31, 2001, at the same rate and method as provided by the Internal Revenue Code of 1986, as amended, and as applied by the Internal Revenue Service (IRS) to the outstanding tax and interest obligations of PDC and PDC's affiliates (the "Tax Obligations") under certain IRS Forms 433-D, Installment Agreements, dated the same date as this Note (the "Installment Agreements"), such interest to vary effective January 1 and July 1 for the term of this Note. M & EC shall make payments in the amounts and on the dates shown on the attached Schedule of Tax Obligations, Exhibit A, which is incorporated herein by reference. In any event, M & EC shall pay the unpaid principal amount, plus all unpaid and accrued interest, in full on June 30, 2009.

The purpose of this note is to facilitate the payment by PDC and its affiliates of the Tax Obligations. Accordingly, no payments hereunder shall be made by M & EC to PDC or any of PDC's affiliates, unless otherwise agreed in writing by M & EC and PDC. Rather, pursuant to written instructions from PDC, M & EC shall make all payments on this Note, as shown on Exhibit A, directly to the IRS, accompanied by payment voucher Form 433-D-V, against accounts referred to in the Installment Agreements, as follows, for: PDC, EIN 62-1325066; and PDC's affiliates: PDC Services, Inc., EIN 62-1587953; and Management Technologies, Inc., EIN: 62-1540030, as indicated on Exhibit A.

The obligation of M & EC hereunder shall be automatically reduced by the application of any state or Federal tax refund of PDC or any of its affiliates that is applied by the IRS to the payment of the Tax Obligations, as permitted in the Installment Agreements. Further, the obligation of M & EC hereunder shall be automatically reduced in the event that the Tax Obligations are paid by or on behalf of PDC or any of its affiliates, whether voluntarily or through governmental collection actions. The obligation of M & EC hereunder shall be automatically terminated and discharged (as if this Note had been paid in full) in the event that the IRS terminates any of the Installment Agreements or files a Notice of Federal Tax Lien against any of PDC or its affiliates.

PDC and its affiliates shall make a written report to M & EC quarterly, during the term of this Note, regarding their actions taken to comply with the terms and conditions of the Installment Agreements, including, but not limited to, the requirement to file Forms 940, 941 and 1120 with Ms. Camella Lucas of the IRS. Further, PDC and its affiliates shall immediately notify M & EC in writing in the event that (i) the IRS terminates any of the Installment Agreements, (ii) the IRS files a Notice of Federal Tax Lien against any of PDC or its affiliates, (iii) any payment of the Tax Obligations is made by or on behalf of any of them, or (iv) if any state or Federal tax refund is applied in satisfaction of the Tax Obligations. During the term of this Note, M & EC shall have the right, during normal business hours and upon prior notice, to review the books and records of PDC and its affiliates, through its authorized representatives, agents or professionals, in order to monitor the compliance of PDC and its affiliates with the terms and conditions of the Installment Agreements.

Payments shall be made by the dates shown on Exhibit A. No grace period is allowed. M & EC may prepay the Note without any penalty at any time. Each payment shall apply to the payment of principal or the payment of accrued interest in the same manner as such payment is applied by the IRS to the Tax Obligations under the Installment Agreements.

In the event of default, the unpaid principal balance and all accrued interest owed under this Note shall immediately become due and payable without presentment, demand, protest, or notice of any kind, all of which M & EC waives, and PDC or any subsequent holder shall have the rights and privileges provided hereunder. In the event of any default, if PDC or any subsequent holder exercises the option to require the indebtedness hereunder to be immediately paid, then in such event and from the date of the occurrence of such default, the balance of the indebtedness hereunder, notwithstanding any other provisions herein to the contrary, shall bear interest at the rate of fifteen percent (15%) per annum.

If M & EC does not pay this Note when due, M & EC shall pay all costs of collection and reasonable attorney's fees incurred by PDC or any subsequent holder of this Note on account of such collection, whether or not PDC or any subsequent holder files suit on this Note.

The failure of PDC or any subsequent holder hereof to exercise any option to accelerate the indebtedness evidenced hereby in the event of the occurrence of a default as above provided or any forbearance, indulgence, or other delay by PDC or any subsequent holder in the exercise of any such option, shall not constitute a waiver of the right to exercise such option prior to the curing of any such default or in the event of any subsequent default, whether similar or dissimilar to any prior default.

Presentment for payment, demand, protest, notice of protest, notice of nonpayment, notice of dishonor and any and all other notices and demands whatsoever are hereby waived by all makers, sureties, guarantors and endorsers hereof, each of whom agree to remain bound until the principal and interest on this Note are paid in full.

This Note shall be governed by and construed in accordance with the laws of the state of Tennessee.

                                                               East Tennessee Energy & Materials Corporation

                                                               By:    /s/ Joe W. Anderson
                                                               Its:  Chairman and Chief Executive Officer

                                                                                              "M & EC"